UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2021

PQ Group Holdings Inc.

Commission File Number: 001-38221

Delaware	81-3406833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Lindenwood Drive Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

(610) 651-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	PQG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2021, PQ Group Holdings Inc. (the “Company”) announced that Michael Crews will retire from his position as Executive Vice President and Chief Financial Officer, effective September 30, 2021 (the “Separation Date”).

In connection with his planned retirement, Mr. Crews and PQ Corporation (“PQ”), a wholly owned subsidiary of the Company, have entered into a transition agreement and general release and waiver of claims, dated March 22, 2021 (the “Transition Agreement”), under which Mr. Crews has agreed to a general release of claims in favor of the Company and PQ in exchange for certain payments and benefits. Under the Transition Agreement, Mr. Crews is entitled to receive: (a) the payments, benefits and other consideration set forth under, and payable in accordance with, Section 3.01(d) of the severance agreement between Mr. Crews, the Company, and PQ, dated August 31, 2017 (the “Severance Agreement”); (b) continued vesting eligibility for all of his outstanding and unvested time-based equity awards during the two (2) year period following the Separation Date, (c) continued vesting eligibility on a pro-rata basis for all of his outstanding and unvested performance share units (“PSUs”) through the applicable performance period for such PSUs; and (d) the ability to exercise all vested stock options for a period of two (2) years following the Separation Date. In addition, the Transition Agreement provides that in the event the performance vesting conditions associated with outstanding performance-based stock options and restricted stock held by Mr. Crews are satisfied during the two-year period following the Separation Date, these awards will be eligible to vest in accordance with their terms.

Mr. Crews’ entitlement to the foregoing payments and benefits is subject to his continuing compliance with the terms of the Transition Agreement as well as the terms and conditions of the Severance Agreement. Under the Severance Agreement, Mr. Crews is subject to noncompetition and nonsolicitation covenants for a period of 24 months following the termination of his employment as well as ongoing covenants including relating to non-disparagement and confidentiality.

The foregoing description of the Transition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transition Agreement, which is incorporated into this Item 5.02 by reference to Exhibit 10.1 of this Current Report on Form 8-K.

In connection with Mr. Crews’ retirement, the Company announced that Michael Feehan, the Company’s current Vice President of Finance and Treasurer, will assume the role of Chief Financial Officer effective upon the Separation Date. Mr. Feehan, 45, first joined PQ in December 2006 and he has served as Vice President of Finance and Treasurer since May 2016. From 2006 to 2008, he served as Assistant Controller and from 2008 to 2016 he served as Corporate Controller. He holds a Bachelor of Business Administration degree from the University of Notre Dame and a Master of Business Administration degree from Villanova University. Prior to joining PQ, Mr. Feehan served as Director of Finance and Corporate Controller for Radnor Holdings Corporation and began his career in public accounting with Arthur Andersen and KPMG.

Item 7.01.	Regulation FD Disclosure.

On March 23, 2021, the Company issued a press release announcing the foregoing executive leadership changes. A copy of the press release is attached hereto as Exhibit 99.1 The information contained in this Item and in Exhibit 99.1 is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Transition Agreement and General Release and Waiver of Claims by and between the Company, PQ and Michael Crews

99.1	Press Release dated March 23, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2021	PQ Group Holdings Inc.

	By:	/s/ Joseph S. Koscinski
Vice President, Secretary and General Counsel